CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag	December 13, 2016
Executive Vice President
Chief Financial Officer
(563) 589-1994
bmckeag@htlf.com
HEARTLAND FINANCIAL USA, INC. DECLARES SPECIAL CASH DIVIDEND

Dubuque, Iowa, December 13, 2016 - Heartland Financial USA, Inc. (NASDAQ: HTLF), announced that its board of directors declared a special cash dividend of $0.10 per share on the company's common stock at its meeting today. The special dividend is payable on December 29, 2016, to stockholders of record at the close of business on December 23, 2016. Together with the four regular cash dividends paid in 2016, the special dividend brings the total dividends paid this year to $0.50 per common share.

“We are extremely pleased to reward our stockholders with this special dividend in recognition of our company’s superb financial performance in 2016,” said Lynn B. Fuller, Heartland’s chairman and chief executive officer. “Our successful year is the result of a solid net interest margin, improved efficiencies and increased earnings from our acquisitions.”

Heartland has paid a dividend in every quarter since the company’s inception in 1981.

About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. is a diversified financial services company with assets exceeding $8 billion. The company provides banking, mortgage, private client, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 108 banking locations serving 85 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

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